UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 1-K

ANNUAL REPORT

ANNUAL REPORT PURSUANT TO REGULATION A OF THE SECURITIES ACT OF 1933

For the fiscal year ended December 31, 2018

CNote Group, Inc.

(Exact name of issuer as specified in its charter)

Delaware	81-2784287

State of other jurisdiction of incorporation or organization	(I.R.S. Employer Identification No.)

CNote Notes

(Title of each class of securities issues pursuant to Regulation A)

2323 Broadway, Oakland, California 94612

(Full mailing address of principal executive offices)

800-449-6275

(Issuer’s telephone number, including area code)

PART II

Item 1.	BUSINESS

Overview

CNote Group, Inc. (hereafter also referred to as “Us”, “We”, “the Company”, “CNote”) is an early stage financial technology company operating an online impact investment platform www.mycnote.com. We use all the investors’ capital to provide loans to Community Development Financial Institutions (CDFIs), the organizations certified by the CDFI Fund, and which, in turn, directly provide loans to population segments underserved by traditional banks and lenders, such as women- and minority-owned businesses.

As of December 31, 2018, we had 4 full-time employees and also rely on outside consultants for various technical and business functions. We are located in Oakland, California. Since inception through December 31, 2018, we have lent about $13 million to CDFIs.

CDFIs have been in existence for over 20 years and originated from the Riegle Community Development and Regulatory Improvement Act of 1994. Over the last two decades, CDFIs have grown to become an approximately $110 billion industry with participation from nearly every major bank in the United States. Despite these traditional sources of funding, the demand for loans made by CDFIs continues to grow faster than available traditional sources of funding, leading many CDFIs to seek new sources of diversified capital.

CNote is a technology-driven platform that allows the Company to aggregate investor capital to make loans to CDFIs. The platform is open to institutional, accredited, and non-accredited investors. Our accredited investors (“Reg. D”) invest via Regulation D of the Securities Act of 1933 (the “Securities Act”), and our non-accredited investors (“Reg. A+”) invest via Regulation A of the Securities Act by purchasing CNote Notes.

Proceeds from CNote Notes may be aggregated with funds from institutional and accredited investors to collectively fund the loans to CDFI partners. Final decisions on use of proceeds allocations will be made by management on a loan-by-loan basis.

Under our business model, we generate revenue by keeping the difference between the interest rate we charge our CDFI partners and the interest distributed to CNote Note investors. The interest rates we charge our CDFI partners and the interest rates of CNote Notes are reviewed by management on a quarterly or semi-annual basis, in view of a variety of competitive conditions including the federal rate environment, fluctuations in the cost of capital averages for CDFIs, and the economics facing the Company. We also consider the competitiveness of CNote Notes as compared to rates offered by other investment products.

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CNote Notes

CNote Notes are available to non-accredited investors via our online platform. CNote Notes are general obligations of the Company, regardless of payments received from any specific CDFI partner. CNote might provide investors information on CDFI partners we have partnered with in the past and details on the types of projects they fund and their social impact, which may include stories from prior specific borrowers. However, we will not be directly connecting investors to CDFI partners or to their borrowers.

Our CNote Notes pay interest at a current rate of 2.75% per annum, compounded monthly, fixed for the duration of the notes. Management may change the interest rate of CNote Notes offered from time-to-time, in a range from 2.5% to 3.5% per annum. The rate was increased to 2.75% from 2.5% effective January 1, 2019. The change in the rate was applied to new CNote Notes and CNote Notes issued prior to such change. Interest rate changes are at the sole discretion of CNote. CNote Note investors may choose whether to receive interest on their investments each month, or to have this interest compounded on a monthly basis. An investor who refers at least three new investors who each purchase at least $1,000 in principal of CNote Notes will also receive an additional, one-time, 0.25% per annum increase in interest on his or her then outstanding principal amount of CNote Notes, applied on a prospective basis.

The term for CNote Notes currently offered is 30 months. CNote Notes may be repurchased from investors at any time at the par value of outstanding principal plus the interest accrued through the repurchase date. CNote Notes are held on our platform in electronic form and are not listed on any securities exchange. The transfer of CNote Notes to third parties is prohibited unless expressly permitted in writing.

An investor may withdraw up to 10% of the investor’s principal and accrued, but unpaid, interest each quarter, generally upon 30 days’ notice and subject to available funds from loans to our CDFI partners and other cash available to the Company. Management retains discretion to allow investors to withdraw additional amounts, subject to the availability of additional funds.

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Our website allows investors to commit to purchase CNote Notes upon completion of the registration process. We issue CNote Notes in a series of Closings, which occur within 24 hours or as soon as reasonably practicable after the Company has obtained commitments from investors to purchase an aggregate of at least $100,000 in principal of CNote Notes. On the Closing Date, funds will be drawn from the investor’s bank account into the investor’s CNote account. Interest begins accruing from six business days following the investor’s Closing Date (”Accrual Date”). CNote Notes are issued to the investor on the Accrual Date and held on our platform in electronic form. CNote Notes can be viewed under “Documents” tab in the investor’s account dashboard accessed by entering login-credentials.

Proceeds from the sales of CNote Notes are used to make loans to CDFI partners.

CNote Borrowers

Leveraging technology, we aggregate investor capital and make loans to CDFIs. As of December 31, 2018, we have partnered with seven CDFI partners, one of which is itself lending to a portfolio of CDFIs thereby diversifying our investors’ funds even further. In addition, we are in the process of partnering with four additional CDFIs. As we expand our footprint, this diversification will help ensure that we have sufficient funds to repay our investors, as repayment of CNote Notes to our investors is not tied to any particular loan being repaid but rather comes from our aggregated pool.

We are currently legally authorized to lend in 45 states plus the District of Columbia as a non-bank commercial lender.

Underwriting Process

We use technology, data analytics, and a proprietary liquidity algorithm to match investors’ funds with the funding needs of CDFI partners. CNote conducts three stages of due diligence on prospective CDFI partners, which include internal due diligence following industry best practices, reviewing opinions from AERIS, the rating agency that specializes in CDFIs and/or the opinion of OFN, the national membership association of CDFIs, and a third-party review conducted by an independent social finance committee, with expertise in the CDFI industry, and with no ties, financial or otherwise, either to us or to the potential CDFI partner, to provide tertiary, third-party assessments of potential CDFI partners, including geo-specific and product-specific risks to be identified.

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Our credit policy targets potential CDFI partners with higher creditworthiness, stable financial situation and proven impact. In order to borrow from CNote, potential CDFI partners must display characteristics indicative of a healthy loan portfolio and a durable financial situation. The factors we consider include repayment rates, loan delinquencies, loan loss reserves, availability of credit enhancements and guarantees, length of time in business, and other financial and credit variables. Additionally, our CDFI partners are required to provide us with audited relevant financial and impact data about their operational and lending activities.

The overall due diligence process typically takes at least four to six weeks to complete.

Our determination of what loan amount to approve, how the loan will be priced, and the length of such loan is primarily based on the due diligence analysis. We also may consider additional factors such as the products line-up of potential CDFI partners or the general economic environment. Our loans are typically issued to CDFI partners in the form of a master promissory note, which allows them to make multiple requests for capital. If a CDFI partner makes an additional request for a loan, we will re-evaluate the CDFI partner in accordance with our underwriting process, and we conduct these reviews on at least a quarterly basis. If the results of our analyses differ, a CDFI partner may receive different financial terms on subsequent draw downs. Our loans to CDFI partners are full recourse to the CDFI, and are not reliant on proceeds from the loans each CDFI makes. The loans to CDFI partners are not amortizing and CDFI partners repay the loans monthly through electronic bank payments.

Loan Servicing

CNote has built a platform to manage investor servicing and loan servicing in-house. Investors can access and manage their account online at www.mycnote.com by entering their login credentials.

Distinctive Characteristics and Risks

The Company is subject to a number of regulatory requirements. Both the lending and investing industries are regulated by state and federal regulators, and as such, create an environment where CNote operations can be directly influenced by various regulatory bodies. Changes in regulations, or in the way current or newly enacted state or federal regulations are applied to our business, or the increased cost due to compliance with these regulations, or inadvertent regulatory miscues, could all adversely affect our business. Ongoing compliance with Regulation A+, which is a relatively new regulatory scheme subject to the potential for more, and more frequent, amendments and differing interpretations, and the reporting thereof to the SEC could be more costly than anticipated.

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As part of its operations, the Company lends to CDFIs and has yet to endure a major adverse phase in the credit cycle. Worsening economic conditions or a changing political climate may result in decreased demand for our loans, cause our CDFI borrowers’ default rates to increase, and harm our operating results.

CDFIs may be negatively impacted by political or administrative actions, which could include decreased federal or state support for CDFIs or rollback of supportive policies. Losing access to state or federal funding could make it more likely that CDFI partners would default on their obligations to us in the event they are unable to collect on the loans they make to borrowers, who, as small businesses, may be more sensitive to macroeconomic factors.

Finally, the Company is an early-stage company with a history of net operating losses, and we may not become profitable. We rely on outside capital to fund our operations. If we are unable to obtain or maintain profitability, we will not be able to attract investment, compete, or maintain operations. Holders of CNote Notes are exposed to the credit risk of the Company.

Investors should read this report, our other filings with the SEC, and the Offering Statement filed with the SEC with respect to CNote Notes for a full list of potential risks related to the industry, the Company, and CNote Notes.

Tax and Legal Treatment

CNote Notes investors will receive interest income. At the end of the calendar year, investors with over $10 of realized interest will receive a form 1099-INT. The interest earned on CNote Notes investment will need to be declared in accordance with the United States Tax Code. An investor’s tax situation will likely vary greatly, and all tax and accounting questions should be directed towards a Certified Public Accountant. CNote does not provide investment, accounting, tax or legal advice to CNote Notes investors and encourages investors to seek out advice from their professional advisers to fully understand their particular tax situations.

We are not subject to any bankruptcy, receivership, or similar and other legal proceedings.

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Item 2. MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of the Company’s financial condition and results of its operations should be read together with the consolidated financial statements and the related notes and other financial information included elsewhere in this filing.

Overview

The Company is an online investment platform that makes loans to Community Development Financial Institutions (“CDFIs”) dispersed across the United States who in turn make loans to underserved communities. As of December 31, 2018, the Company has $11,807,319 of outstanding principal amount of loans made to CDFIs. The Company generates revenue by retaining the difference between the interest earned on the CDFI loans versus the interest paid to its investors/note holders.

Operating Results

Revenues represent interest earned from loans to CDFIs.

Cost of revenues consists of (A) interest paid (and payable) to note holders, (B) direct costs to support the Company’s online platform, and (C) estimated loan loss reserves.

Operating expenses represent the cost for platform development, sales and marketing (travel, advertising and collateral) and general and administrative expenses (office, professional fees and insurance). Since inception, the Company has focused on developing the online platform, setting up the legal framework for the product and establishing industry partnerships.

Revenues

During the fiscal year ended December 31, 2018, the Company generated $275,139 in revenue compared to $55,122 reported in the fiscal year ended December 31, 2017. The increase is a result of the higher loan origination.

In the fiscal year ended December 31, 2018, the cost associated with revenues increased to $646,162 from $231,276 in the fiscal year ended December 31, 2017 as our lending operations scale. The increase is primarily explained by a larger loan loan reserve due to higher volumes of loan origination.

Operating Expenses

For the fiscal year ended December 31, 2018, we had operating expenses of $476,339 compared to $304,004 in the fiscal year ended December 31, 2017. The largest line items of operating expenses were payroll and payroll taxes, marketing expenses, and legal and other professional services

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Liquidity and Capital Resources

Sources of Liquidity

To date, the Company has funded operations primarily through Simple Agreements for Future Equity (“SAFEs”) agreements, convertible promissory notes (“convertible notes”) and has funded its lending activities through investments in notes payable by accredited and non-accredited investors.

Equity and Convertible Debt Financing

As of December 31, 2018, the Company has raised $1,619,500 by selling SAFEs, which will convert to preferred stock as part of a qualified equity financing, if and when such an event occurs. SAFEs do not have maturity dates, nor do they accrue interest.

It’s expected that the SAFEs will convert into preferred stock in the future at a price to be determined relative to the valuation caps set by the Company on the SAFEs, or, in the event the Company were to undergo a change of control or initial public offering prior to a qualified equity financing, the SAFEs may convert into either Common Stock or a right to receive payment, at the election of the holders.

As of December 31, 2018, the Company has raised $100,000 by selling a convertible note. Subsequent to December 31, 2018, the Company has raised an additional $637,000 in convertible notes. The convertible notes have a maturity date of two (2) years and an interest of four (4) percent per annum.

In the event of a qualified equity financing, the convertible notes will convert into equity securities issued sold in the Qualified Financing at a conversion price as set in the convertible note agreement. In the event the Company were to undergo a change of control prior to a qualified financing, the holders of the convertible notes will receive cash payments in the amount set in the convertible note agreement.

The capital raised has been used to develop and maintain the Company’s platform, to fund legal expenses, for marketing and advertising, for expanding operations, and for other general corporate purposes.

Operating and Capital Expenditure Requirements

The Company expects these existing funds, together with the proceeds of a planned capital raise in 2019, to be sufficient to meet anticipated near-term cash operating expenses and capital expenditure requirements. If those funds are insufficient to satisfy liquidity requirements, the Company intends to seek additional equity or debt financing. The sale of equity may result in dilution to our stockholders and those securities may have rights senior to those of our common shares. If the Company raises additional funds through the issuance of debt, the agreements governing such debt could contain covenants that would restrict our operations and such debt would rank senior to shares of our Common Stock. The Company may require additional capital beyond currently anticipated amounts and additional capital may not be available on reasonable terms, or at all.

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Trends and Key Factors Affecting Our Performance

Investment in Long-Term Growth.

The core elements of the Company’s growth strategy include acquiring new customers, broadening distribution capabilities through strategic partnerships, extending customer lifetime value, enhancing data and analytical capabilities, and expanding product offerings. The Company plans to continue to invest significant resources to accomplish these goals, and the Company anticipates that its operating expenses will continue to increase for the foreseeable future, particularly sales and marketing and technology expenses. These investments are intended to contribute to long-term growth, but they may affect near-term profitability.

Originations.

The Company’s future growth will continue to depend, in part, on attracting new customers (i.e. investors) while engaging more CDFI partners (as Borrowers). The Company plans to increase its sales and marketing spending and seek to attract these investors. We expect to rely on strategic distribution partners, affinity networks and conference and speaking events for investor growth.

The Company expects CDFI partners’ need for capital to increase in the future. The extent to which the Company can satisfy that increased demand for capital will be an important factor in its continued revenue growth. Building the relationships with the membership industry network and CDFI coalitions proved to be a stable source of referrals to CDFI borrowers, and we expect this trend to continue.

Summary of Critical Accounting Policies

This management’s discussion and analysis of the Company’s financial condition and results of operations is based on its consolidated financial statements, which have been prepared in accordance with GAAP. The preparation of these consolidated financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the consolidated financial statements, and the reported amounts of revenue and expenses during the reported period. In accordance with GAAP, the Company bases estimates on historical experience and on various other assumptions that the Company believes are reasonable under the circumstances. Actual results may differ from these estimates under different assumptions or conditions.

The Company’s significant accounting policies are fully described in Note 2 to the consolidated financial statements appearing elsewhere in this filing. The Company believes those accounting policies are critical to the process of making significant judgments and estimates in the preparation of our consolidated financial statements.

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Forward-Looking Statements

The following information contains certain forward-looking statements. Forward-looking statements are statements that estimate the happening of future events and are not based on historical fact. Forward-looking statements may be identified by the use of forward-looking terminology, such as “may,” “could,” “expect,” “estimate,” “anticipate,” “plan,” “predict,” “probable,” “possible,” “should,” “continue,” or similar terms, variations of those terms or the negative of those terms. The forward-looking statements specified in the following information have been compiled by our management on the basis of assumptions made by management and considered by management to be reasonable. Our future operating results, however, are impossible to predict and no representation, guaranty, or warranty is to be inferred from those forward-looking statements.

Item 3.	DIRECTORS AND OFFICERS

Our executive officers and directors, and ages are as follows:

Name	Age	Position	Term of Office

Executive officers:

Catherine Berman	43	President, Chief Executive Officer, Co-founder, Director	Since June 17, 2016

Yuliya Tarasava	35	Chief Operating Officer, Co-Founder, Treasurer, Secretary, Director	Since April 22, 2016

Significant Employees:

Jared Casner	37	VP of Engineering	Since September 25, 2017

John "Michael" Ivancie, Jr.	36	Director of Growth and Partnerships	Since October 2, 2017

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Catherine Berman

Ms. Berman co-founded CNote and has served as our President and Chief Executive Officer and a member of our Board of Directors since June 2016. Before launching CNote, Ms. Berman served as Managing Director of Charles Schwab, one of America’s leading financial services businesses. At Schwab, Ms. Berman led a strategy division focusing on the future of financial services. Prior to Schwab, Ms. Berman maintained a host of management positions including Senior Vice President of Astia (venture capital), Strategy & Operations Manager at Deloitte Consulting, LLP (management consulting) and Vice President of Evins Communications, LLC. Her international work experience spans from India to Israel with extensive work in Central and South America. Her last startup, Global Brigades, grew into a multi-million dollar firm in less than four years and is now the world’s largest student development firm. Ms. Berman graduated magna cum laude from Boston University and received her MBA from the University of Oxford where she founded the Oxford Women in Business Network.

Yuliya Tarasava

Ms. Tarasava co-founded CNote and has served as our Chief Operating Officer, Treasurer, Secretary and a member of our Board of Directors since the Company’s inception. Ms. Tarasava began her career conducting intensive quantitative research on new market opportunities and designing investment solutions across asset classes for AMG Funds—a $75 billion asset firm providing access to boutique investment strategies. Ms. Tarasava then went on to Summit Rock Advisors, a $10 billion OCIO firm, where she developed and implemented the firm’s proprietary analytics and risk management framework. Most recently, she worked with a high-growth financial services company in Kenya where she led both product development and scale strategy efforts working directly with the company’s chief executive officer. Her prior experience also includes creating an investment education portal in Russia and providing pro-bono consulting for non-profits and startups around the world. Ms. Tarasava graduated magna cum laude from Belarusian State University and received her MS in Finance from Fairfield University.

Jared Casner

Mr. Casner is CNote’s VP of Engineering. Prior to joining CNote, Jared ran engineering at Sindeo, a digital mortgage brokerage. Before that, he led the application engineering teams at OpenGov, developing new financial reporting and budgeting tools for city, county, and state level governments. He has served at Numenta, a machine learning research company, participated in an exit at Aprimo, worked in 30 countries in Europe, the Middle East, and Africa, and once held a top-secret security clearance with the US government. Mr. Casner holds a BS in Computer Science from the University of Denver and an MBA from the University of Colorado.

John "Michael" Ivancie, Jr.

Mr. Ivancie is CNote’s Director of Growth and Partnerships. Prior to CNote, Mike worked as a Staff Attorney at the Department of Homeland Security, which he left to start a niche law practice. After spending three years growing and marketing his practice, he transitioned to a full-time career in marketing. Mike holds a BA in Criminology with a minor in Management from UC Irvine. He received his JD from the University of Arizona in 2009, and he is a licensed California attorney. He is currently an MBA candidate at UC Berkeley's Haas School of Business.

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Advisory Board

Suparna Bhasin

Ms. Bhasin is CEO of She Creates Change and a thought leader in change management and executive coaching. She currently runs an international impact investment fund.

Alex Dang

Mr. Dang is Director of Lending for Opportunity Fund, one of the largest micro lending organizations in California. He maintains extensive experience in product development and partnerships.

Anna Fabian

Ms. Fabian is Senior Director of Product at SoFi, a leading financial technology company. Prior to SoFi, Anna had leadership positions at Wells Fargo and Chase Securities. She has deep experience developing and managing products in both large financial institutions and startups.

Mark Keheler

Mr. Keheler is an Investment Executive and Financial Strategist who successfully started a global investment management and investment services business line within Mellon Bank N.A. that became an award-winning global provider.

Francis Lutz

Mr. Lutz has over 25 years of international, corporate, for-profit and nonprofit executive management experience. He served as a CFO at OFN, the national leadership network of community development financial institutions (CDFIs).

Emily Jennings

Ms. Jennings is a seasoned finance professional and served previously as Director of Institutional Capital at SoFi and Vice President of Barclays. She is currently Head of Finance at Branch.

Cheryl Traverse

Ms. Traverse is a serial entrepreneur and has been CEO of five successful technology companies. She secured funding, set the strategic direction, delivered market-leading products, built revenue traction and created successful exits for all five companies.

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Family Relationships

None.

Conflicts of Interest

We do not believe that we are a party to any transactions that contain or give rise to a conflict of interest between any of our directors, officers and major stockholders on the one hand, and CNote on the other hand. Two co-founders have invested $5,000 each through our platform, but we do not believe these small investments present a conflict of interest.

Involvement in Certain Legal Proceedings

None.

Item 4.	COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

The Company has two directors who also serve as executive officers. Their compensation for the 2018 fiscal year was as follows:

Executive Officers	Position	Cash Compensation	Other Compensation	Total Compensation
Catherine Berman	President, Chief Executive Officer, Co-Founder, Director	$71,500	$0	$71,500

Yuliya Tarasava	Chief Operating Officer, Co-Founder, Treasurer, Secretary, Director	$71,500	$0	$71,500

Executive compensation is set annually, based on several factors including company and individual leadership, performance compensation of competitor peer group, and other factors.

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Item 5.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN SECURITYHOLDERS

Name and Address of Beneficial Owner(1)	Amount and nature of beneficial ownership as of December 31, 2018	Amount and nature of beneficial ownership acquirable as of December 31, 2018	Percent of class(6)
Catherine Berman	2,062,500 shares of common stock (2)	2,200,000 shares of common stock (4)	36.7%

Yuliya Tarasava	1,800,000 shares of common stock (3)	1,912,500 shares of common stock(5)	31.9%

All executive officers and directors as a group (2 persons)	3,862,500 shares of common stock	4,112,500 shares of common stock

________________________

(1)	Unless otherwise noted, the address of each executive officer and director is CNote Group, Inc., 2323 Broadway, Oakland, CA 94612.

(2)	Does not reflect the unvested balance of a grant of an aggregate 3,300,000 shares of common stock, of which 62.5% (or 2,062,500 shares) vested on December 17, 2018 and which will continue to vest in equal monthly installments of 1/48th of such grant thereafter.

(3)	Does not reflect the unvested balance of a grant of an aggregate 2,700,000 shares of common stock, of which 66.67% (or 1,800,000 shares) vested on December 22, 2018 and which will continue to vest in equal monthly installments of 1/48th of such grant thereafter.

(4)	Reflects vesting of two monthly installments of 68,750 shares of common stock (or 137,500 shares total) through on February 28, 2019.

(5)	Reflects vesting of two monthly installments of 56,250 shares of common stock (or 112,250 shares total) through February 28, 2019.

(6)	Calculated on basis of beneficial ownership acquirable as of December 31, 2018.

Item 5.

INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS

We do not believe that we are a party to any transactions that contain or give rise to a conflict of interest between any of our directors, officers and major stockholders on the one hand, and CNote on the other hand. Two co-founders Ms. Berman and Ms. Tarasava have invested $5,000 each through our platform, but we do not believe these small investments present a conflict of interest.

Item 6.	OTHER INFORMATION

None.

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Item 7.

CNOTE GROUP, INC.

CONSOLIDATED FINANCIAL STATEMENTS

For the years ended December 31, 2018 and 2017

F-1

INDEPENDENT AUDITORS’ REPORT

To the Board of Directors and Stockholders

CNote Group, Inc.

Report on the Consolidated Financial Statements

We have audited the accompanying consolidated financial statements of CNote Group, Inc. and subsidiary (collectively, the “Company”) which comprise the consolidated balance sheets as of December 31, 2018 and 2017, the related consolidated statements of operations, stockholders' deficit, and cash flows for the years then ended, and the related notes to the consolidated financial statements.

Management’s Responsibility for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor's judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity's preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity's internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of CNote Group, Inc. as of December 31, 2018 and 2017, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

Emphasis of Matter Regarding Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, certain conditions including the Company not generating significant revenue from principal operations, viability of the Company’s business model, and projected continued losses raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty. Our opinion is not modified with respect to this matter.

/s/ dbbmckennon

Newport Beach, CA

April 30, 2019

F-2

CNOTE GROUP, INC.

CONSOLIDATED BALANCE SHEETS

DECEMBER 31, 2018 AND 2017

	2018	2017

Assets
Current assets:
Cash	$435,209	$410,276
Accrued interest receivable	230,412	42,647
Current portion of loans receivable	5,577,242	1,816,194
Total current assets	6,242,863	2,269,117

Software, net	178,571	162,952
Loans receivable, net of loan loss reserve	5,875,857	2,588,077
Total assets	$12,297,291	$5,020,146

Liabilities and Stockholders' Deficit
Current liabilities:
Accounts payable	$-	$1,681
Accrued liabilities	26,070	15,322
Interest payable	227,687	42,021
Current portion of notes payable, net	5,679,630	1,780,585
Current portion of notes payable - related parties	25,000	10,000
Total current liabilities	5,958,387	1,849,609

Notes payable, net	6,046,427	2,681,382
Notes payable - related parties	-	15,000
Convertible note - related party	100,000	-
Contingent obligations to issue future equity - SAFE	1,619,500	1,015,000
Total liabilities	13,724,314	5,560,991

Commitments and contingencies (Note 5)	-	-

Stockholders' Deficit:
Common stock; par value of $0.00001 per share; 10,000,000 shares authorized; 6,000,000 shares issued and outstanding as of December 31, 2018 and 2017	60	60
Additional paid in capital	3,984	-
Accumulated deficit	(1,431,067)	(540,905)
Total stockholders' deficit	(1,427,023)	(540,845)
Total liabilities and stockholders' deficit	$12,297,291	$5,020,146

See accompanying notes to the consolidated financial statements.

F-3

CNOTE GROUP, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE YEARS ENDED DECEMBER 31, 2018 AND 2017

	2018	2017

Revenues	$275,139	$55,122
Cost of revenues	646,162	231,276

Gross loss	(371,023)	(176,154)

Operating Expenses:
General and administrative	179,157	173,042
Sales and marketing	170,390	61,606
Research and development	126,792	69,356
Total operating expenses	476,339	304,004

Operating loss	(847,362)	(480,158)

Other (income) expense:
Interest expense	42,000	10,500
Other expense	-	891
Other income	-	(8,000)
Total other (income) expense	42,000	3,391

Loss before provision for income taxes	(889,362)	(483,549)

Provision for income taxes	800	800

Net loss	$(890,162)	$(484,349)

Weighted average common shares outstanding - basic and diluted	6,000,000	6,000,000
Basic and diluted net loss per share	$(0.15)	$(0.08)

See accompanying notes to the consolidated financial statements.

F-4

CNOTE GROUP, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ DEFICIT

FOR THE YEARS ENDED DECEMBER 31, 2018 AND 2017

	Common Stock		Additional		Total
	Shares	Amount	Paid in Capital	Accumulated Deficit	Stockholders' Deficit
January 1, 2017	6,000,000	$60	$-	$(56,556)	$(56,496)
Net Loss	-	-	-	(484,349)	(484,349)
December 31, 2017	6,000,000	60	-	(540,905)	(540,845)
Stock-based Compensation	-	-	3,984	-	3,984
Net Loss	-	-	-	(890,162)	(890,162)
December 31, 2018	6,000,000	$60	$3,984	$(1,431,067)	$(1,427,023)

See accompanying notes to the consolidated financial statements.

F-5

CNOTE GROUP, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31, 2018 AND 2017

	2018	2017

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(890,162)	$(484,349)
Adjustments to reconcile loss to net cash used in operating activities:
Depreciation and amortization	42,236	10,559
Amortization of offering costs	42,000	10,500
Stock-based compensation	3,984	-
Provision for loan losses	218,006	136,215
Changes in operating assets and liabilities:
Accrued interest receivable	(187,765)	(42,647)
Accounts payable	(1,681)	(819)
Accrued liabilities	10,748	(30,701)
Interest payable	185,666	41,846
Net cash used in operating activities	(576,968)	(359,396)

CASH FLOWS FROM INVESTING ACTIVITIES:
Net lendings under loans receivable	(7,266,834)	(4,540,486)
Software development costs	(57,855)	(173,511)
Net cash used in investing activities	(7,324,689)	(4,713,997)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net borrowings on notes payable	7,222,090	4,396,467
Payment of notes payable to related parties	-	(15,000)
Issuance of convertible note - related party	100,000	-
Issuance of Simple Agreements for Future Equity ("SAFEs")	604,500	825,000
Net cash provided by financing activities	7,926,590	5,206,467
Increase in cash and cash equivalents	24,933	133,074
Cash and cash equivalents, beginning of year	410,276	277,202
Cash and cash equivalents, end of year	$435,209	$410,276

Supplemental disclosures of cash flow information:
Cash paid for interest	$15,197	$1,326
Cash paid for income taxes	$800	$800

See accompanying notes to the consolidated financial statements.

F-6

CNOTE GROUP, INC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 – NATURE OF OPERATIONS

CNote Group, Inc. was incorporated on April 22, 2016 (“Inception”) in the State of Delaware. The Company’s headquarters are located in Oakland, California. The consolidated financial statements of CNote Group, Inc. (which may be referred to as "CNote", the "Company," "we," "us," or "our") are prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”).

Through its online platform, CNote provides an opportunity for individuals to invest their money by lending it to CNote, which in turn, lends funds to Community Development Financial Institutions (“CDFIs”) dispersed across the United States. CDFIs are banks, credit unions, loan funds, microloan funds or venture capital providers that focus on providing loans to businesses in economically underdeveloped cities and neighborhoods in the United States and, as such, become qualified as a CDFI by the United States Treasury. Once qualified, CDFIs are eligible to be partially funded by the United States Treasury through the CDFI Fund established in 1994.

The Company intends to offer individuals higher rates of return on their investments than is available to them through more traditional low-risk investment vehicles such cash alternatives and fixed income. The Company also intends to earn revenues by earning higher rates of return on its loans to CDFIs than the rates it must pay its individual lenders. The difference, or spread, between the rates CNote earns from its borrowers and the rates it pays to its lenders will constitute the primary component of the Company’s gross profits, before other direct costs of revenues such as web site costs and customer support costs, and operating expenses.

In December 2018, the Company formed a wholly owned subsidiary CNote Lending, LLC, for the purpose of holding a California Finance Lenders license pursuant to the California Financing Law and to make loans to CDFIs. CNote Lending, LLC is in the process of filing for a California Finance Lenders license. To date, the subsidiary has no operations.

The Company is still in the very early stages of developing its business. Accordingly, risks associated with startup, early stage companies apply to the Company. Such risks include, but are not limited to, the need to raise additional funding, the need to generate additional revenues, the need to develop ongoing relationships with additional lenders and borrowers, the need to hire skilled employees, the need to comply with regulatory requirements, and the need to achieve profitability and sustainability.

Management Plans and Going Concern

The accompanying consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business.

To date, the Company has not generated significant revenues from principal operations and has not yet proved the viability of its business model. Because losses will continue until such time that profitable operations can be achieved, the Company is reliant on financing to support operations. These factors, among others, raise substantial doubt about the ability of the Company to continue as a going concern within one year after the date that the consolidated financial statements are issued.

During the next 12 months, the Company intends to fund its operations through the sale of equity and/or debt securities to third parties and related parties, as well as through increased operating revenues. If the Company cannot raise additional short-term capital, it may consume all of its cash reserved for operations. There are no assurances that management will be able to raise capital on terms acceptable to the Company or increase revenues and margins sufficiently to sustain operations. If the Company is unable to obtain sufficient amounts of additional capital, it may be required to reduce the scope of planned operations, which could harm the business, financial condition and operating results. The consolidated financial statements do not include any adjustments that might result from these uncertainties.

F-7

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates

The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities, and the reported amount of revenues and expenses during the reporting period. Actual results could materially differ from these estimates.

Significant estimates include but are not limited to the valuation of SAFEs and convertible promissory notes, loan loss reserves, and the valuation allowance related to deferred tax assets. It is reasonably possible that changes in estimates will occur in the near term.

Cash and Cash Equivalents

The Company maintains its cash with a major financial institution located in the United States of America which it believes to be creditworthy. Balances are insured by the Federal Deposit Insurance Corporation up to $250,000.  At times, the Company may maintain balances in excess of the federally insured limits.

Cash equivalents include all highly liquid debt instruments purchased with an original maturity of three months or less.

Fair Value of Financial Instruments

Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants as of the measurement date. Applicable accounting guidance provides an established hierarchy for inputs used in measuring fair value that maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring that the most observable inputs be used when available. Observable inputs are inputs that market participants would use in valuing the asset or liability and are developed based on market data obtained from sources independent of the Company. Unobservable inputs are inputs that reflect the Company’s assumptions about the factors that market participants would use in valuing the asset or liability. There are three levels of inputs that may be used to measure fair value:

Level 1 – Observable inputs that reflect quoted prices (unadjusted) for identical assets or liabilities in active markets.

Level 2 – Include other inputs that are directly or indirectly observable in the marketplace.

Level 3 – Unobservable inputs which are supported by little or no market activity.

The fair value hierarchy also requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value.

Fair-value estimates discussed herein are based upon certain market assumptions and pertinent information available to management as of December 31, 2018 and 2017. The respective carrying value of all financial instruments approximated their fair values. These financial instruments include SAFEs, convertible promissory notes (“convertible notes”), loans receivable and notes payable and interest receivable and payable.

The SAFEs are considered a level 3 liability as there are no observable direct or indirect inputs. Based on management’s estimates as of December 31, 2018 and 2017, the fair value of these instruments is considered to be the carrying value. Management’s estimates are based on the short duration of the outstanding SAFEs, the fact that market circumstances have not changed materially since the instruments were originated, and that the Company has continuously issued additional SAFEs to third parties with materially the same terms and features. Accordingly, there has been no change in valuation during the periods presented.

F-8

Loans Receivable and Notes Payable

Management expects that the terms of the Company’s loans receivable and notes payable used to fund the loans receivable typically will be 30 months based on the current operating structure. In the normal course of business, the Company expects to hold such instruments to maturity. However, provisions within the terms of these instruments allow for liquidity on demand of 10% per quarter. Accordingly, should the need arise, 40% of loans receivable and notes payable can be due on demand within one year, and therefore the Company has classified its loans receivable and notes payable as available for sale with the due on demand portion considered short-term.

Deferred Offering Costs

The Company accounts for offering costs in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 340, Other Assets and Deferred Costs. Prior to the completion of an offering, offering costs will be capitalized as deferred offering costs on the consolidated balance sheet. The deferred offering costs will be netted against the debt offering proceeds upon the completion of an offering or to expense if the offering is not completed. As of December 31, 2017, $104,995 offering costs were incurred related to the Company’s Regulation A offering. As of December 31, 2017, all deferred offering costs were recorded as a discount to notes payable from the Regulation A offering and are being amortized over 30 months, which is the life of the initial notes payable under the offering. As of December 31, 2018, $52,500 of the debt discount has been amortized and recorded as interest expense in the accompanying consolidated statements of operations and $52,495 remains to be amortized over the next 15 months on a straight-line basis.

Internal Use Software

The Company has incurred software development costs to develop software programs to be used solely to meet its internal needs and cloud-based applications used to deliver services. In accordance with ASC 350-40, Internal-Use Software, the Company has capitalized development costs related to these software applications once the preliminary project stage is complete and it is probable that the project will be completed, the software will be used to perform the function intended, and the value will be recoverable. Reengineering costs, minor modifications and enhancements that do not significantly improve the overall functionality of the software are expensed as incurred. During 2017, the Company commenced capitalization of internal software. Software development capitalized during 2017 totaled $173,511 of which $126,709 was for an initial release of software. The Company is amortizing the initial release of the software based on the in-service date over 36 months on a straight-line basis. Software development costs totaling $57,855 for not yet released programs and applications were capitalized in 2018. Amortization of capitalized software development costs recorded to expense was $42,236 and $10,559 for the years ended December 31, 2018 and 2017, respectively. Accumulated amortization as of December 31, 2018 and 2017 was $52,795 and 10,559, respectively.

Simple Agreements for Future Equity (“SAFEs”)

The Company has issued several Simple Agreements for Future Equity “SAFEs” in exchange for cash financing. These funds have been classified as long-term liabilities. (See Note 4.)

The Company has accounted for its SAFE investments as liability derivatives under the FASB’s ASC section 815-40 and ASC section 815-10. If any changes in the fair value of the SAFEs occur, the Company will record such changes through earnings, under the guidance prescribed by ASC 825-10. As of December 31, 2018 and 2017, the fair values of the SAFEs are equal to their face amounts that are the amounts of initial investment, as evidenced by the SAFE amounts being transacted in arm’s length transactions with unrelated parties.

Convertible Promissory Notes (“convertible notes”)

The Company reviews the terms of convertible debt and equity instruments it issues to determine whether there are derivative financial instruments, including an embedded conversion option that is required to be bifurcated and accounted for separately as a derivative financial instrument. In circumstances where a host instrument contains more than one embedded derivative instrument, including a conversion option, that is required to be bifurcated, the bifurcated derivative instruments are accounted for as a single, compound derivative instrument.

F-9

When the Company has determined that the embedded conversion options should not be bifurcated from their host instruments, the Company records, when necessary, discounts to the convertible notes for the intrinsic value of conversion options embedded in debt instruments based upon the differences between the fair value of the underlying common stock at the commitment date of the note transaction and the effective conversion price embedded in the note. Debt discounts under these arrangements are amortized over the term of the related debt to their stated date of redemption.

The Company has determined that the terms of the convertible notes do not require bifurcation as discussed above. The Company determined that these notes may contain a beneficial conversion feature contingent upon a future event due to the discounted conversion provisions. Following FASB ASC 470-20, the Company determined the intrinsic value of the conversion features on these convertible notes based on the issuance date fair value of the Company’s stock and the discounted conversion features. In accordance with FASB ASC 470-20, a contingent beneficial conversion feature in an instrument that becomes convertible only upon the occurrence of a future event outside the control of the holder is not recognized in earnings until the contingency is resolved. Therefore, these beneficial conversion features were not recorded as note discounts at the issuance dates of the notes, but rather will be recognized upon the occurrence of the contingent event. (See Note 4.) The convertible notes are recorded as long-term liabilities at their face value, which is equivalent to the proceeds received for issuance.

Stock Options and Warrants

The Company has issued stock options and warrants to employees and to key advisors as compensation for services performed. The Company has accounted for these awards under ASC section 718 and Accounting Standards Update (“ASU”) 2018-07. The options and warrants and the services received were recorded at the fair value of the options and warrants at their grant dates, using an established options pricing model. (See Note 8.)

Revenue Recognition and Cost of Revenues

CNote uses the money it borrows from individuals to loan money to CDFIs. The Company earns interest on its loans to CDFIs, which are currently the primary source of its revenues. All such loans to CDFIs are governed by signed contracts between the Company and the CDFI borrowers. Interest income is recorded based on the terms of the master promissory agreement with each CDFI. The interest is accrued monthly. If ninety (90) days pass without the interest being paid in accordance with normal disbursement practices per the agreement, then the Company will cease recording revenue until such time that the interest is collected.

CNote borrows money from individuals through the Company’s online platform. The Company must pay interest on the borrowings to its lenders. All such loans are governed by signed contracts between the Company and individual lenders. The interest, which accrues according to the agreements governing terms of the loans from individual lenders, constitutes the major portion of the Company’s direct cost of revenues. Other direct costs of revenues include costs of operating the online platform, provision for loan loss reserves and amortization of development costs of internal use software.

Loan Loss Reserve

The Company establishes a reserve of three (3) percent for potential losses to all new loans extended to CDFIs. The amount of the loan loss reserve was determined based on industry norms and trends and will be updated periodically once a history of loan losses sufficient to reasonably modify the estimate of future loan losses has been established.

Reversals to the loan loss reserve will happen only when the loans mature. If no loss has occurred on a particular loan, the loss reserve will be reversed and recognized as other income at maturity of the loan. On the other hand, if any loan becomes completely unrecoverable, the entire amount of the loan will be written off, with a charge to bad debt expense, when and if facts and circumstances indicate that such a write off is necessary.

F-10

Research and Development

The Company incurs research and development costs during the process of researching and developing new technologies and future online offerings. Such costs are expensed as incurred.

Advertising

The Company expenses the cost of advertising and promotions as incurred. Advertising costs expensed were $23,897 and $1,041 for the years ended December 31, 2018 and 2017, respectively.

Income Taxes

The Company applies ASC section 740. Deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial statement reported amounts at each period end, based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized. The provision for income taxes represents the tax expense for the period, if any, and the change during the period in deferred tax assets and liabilities. At December 31, 2018 and 2017, the Company has established a full reserve against all deferred tax assets.

ASC 740 also provides criteria for the recognition, measurement, presentation and disclosure of uncertain tax positions. A tax benefit from an uncertain position is recognized only if it is “more likely than not” that the position is sustainable upon examination by the relevant taxing authority based on its technical merit.

Loss per Common and Common Equivalent Share

The computation of basic earnings per common share is computed using the weighted average number of common shares outstanding during the year. The computation of diluted earnings per common share is based on the weighted average number of shares outstanding during the year plus Common Stock equivalents which would arise from the exercise of securities outstanding using the treasury stock method and the average market price per share during the year. There are no Common Stock equivalents included in the diluted earnings per share calculation for the periods ended December 31, 2018 and 2017. In addition, any such Common Stock equivalents in periods where losses are incurred would be excluded as they are anti-dilutive. The Common Stock equivalents excluded from diluted earnings per share total 431,250 and 0 share equivalents as of December 31, 2018 and 2017, respectively.

Concentration of Credit Risk

During the early stages of the Company’s development, it is to be expected that the Company will extend loans to a relatively low number of CDFIs. For example, as of December 31, 2018, CNote has extended loans to seven CDFIs. When the Company extends loans to a low number of borrowers, this results in a concentration of credit risk, wherein each CDFI borrower represents a relatively high risk, as compared with the relatively low risk that each individual borrower would constitute if the Company had loans outstanding with many CDFI borrowers.

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of CNote Group, Inc., and its wholly owned subsidiary, CNote Lending, LLC. All intercompany accounts and transactions have been eliminated in consolidation.

Reclassifications

Certain amounts in the Statement of Consolidated Cash Flows have been reclassified for the year ended December 31, 2017 to conform with the presentation for the year ended December 31, 2018.

Recent Accounting Pronouncements

In August 2018, the FASB issued ASU No. 2018-13, “Fair Value Measurement (Topic 820) Disclosure Framework-Changes to the Disclosure Requirements for Fair Value Measurement”, which modifies the disclosure requirements on fair value measurement. The amendments are effective for all entities for fiscal years beginning after December 31, 2019. Early adoption is permitted. The Company does not expect the adoption of this standard to materially affect the Company’s consolidated financial statements.

F-11

In July 2017, the FASB issued ASU No. 2017-11, I “Accounting for Certain Financial Instruments with Down Round Features” and II “Replacement of the Indefinite Deferral for Mandatorily Redeemable Financial Instruments of Certain Nonpublic Entities and Certain Mandatorily Redeemable Noncontrolling Interests with a Scope Exception”. The amendments in Part I of this Update change the classification analysis of certain equity-linked financial instruments (or embedded features) with down round features. As a result, a freestanding equity-linked financial instrument (or embedded conversion option) no longer would be accounted for as a derivative liability at fair value as a result of the existence of a down round feature. The amendments in Part II of this Update recharacterize the indefinite deferral of certain provisions of Topic 480 that now are presented as pending content in the Codification, to a scope exception. Those amendments do not have an accounting effect. The ASU is effective for private business entities for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2019. Early adoption is permitted. The Company does not expect this update to materially affect the Company’s consolidated financial statements.

In February 2016, the FASB issued ASU No. 2016-02, “Leases (Topic 842)”, which significantly changes the accounting for operating leases by lessees. The accounting applied by lessors is largely unchanged from that applied under previous guidance. The new guidance requires lessees to recognize lease assets and lease liabilities in the balance sheet, initially measured at the present value of the lease payments, for leases which were classified as operating leases under previous guidance. Lease cost included in the statement of income will be calculated so that the cost of the lease is allocated over the lease term, generally on a straight-line basis. Lessees may make an accounting policy election to exclude leases with a term of 12 months or less from the requirement to record related assets and liabilities. The new standard is effective for public companies for fiscal years beginning after December 15, 2018 and for non-public entities after December 15, 2019. The Company plans to adopt the new standard effective for periods after December 31, 2018. The Company does not expect the adoption of this standard to have a material impact on its results of operations or cash flows.

The Financial Accounting Standards Board issues Accounting Standard Updates to amend the authoritative literature in ASC. There have been a number of ASUs to date that amend the original text of ASC. The Company believes those issued to date either (i) provide supplemental guidance, (ii) are technical corrections, (iii) are not applicable to the Company or (iv) are not expected to have a significant impact on the Company.

NOTE 3 – LOANS RECEIVABLE AND INTEREST RECEIVABLE

Loans receivable represent the principal amounts of outstanding loans the Company has made to CDFIs, less loan loss reserves as described below. Interest receivable represents the outstanding interest due from CDFI borrowers.

As of December 31, 2018, the Company has outstanding loans to seven CDFI borrowers totaling $11,807,320. Under terms of the respective master promissory notes, the loans earn interest at rates ranging from 3.0% to 3.7% per annum. The loans mature in 30 months and may be prepaid by the borrower at any time without penalty. The Company has the option to request repayment of 10% of the original loan amount on a quarterly basis. These requests are based on the requests of note payable holders disclosed in Note 4. As a result, the Company has classified 40% of the loan balance with 13 to 30 months remaining term as a current asset on its consolidated balance sheet.

During the year ended December 31, 2018, the Company was repaid approximately $1,091,000 on the principal of loans receivables which were used to repay notes payable.

As of December 31, 2017, the Company had outstanding Loans to two CDFI borrowers totaling $4,540,487. During the year ended December 31, 2017, the Company was repaid approximately $181,000 on the principal of loans receivables which were used to repay notes payable.

F-12

As described in Note 2, the Company has recorded a provision for loan losses equal to 3% of the gross loans outstanding. The loan loss reserve, which has been netted against the long-term portion of loans receivable, totaled $354,221 and $136,215 as of December 31, 2018 and 2017, respectively.

NOTE 4 – NOTES PAYABLE, INTEREST PAYABLE AND LONG-TERM LIABILITIES

Notes Payable

Notes payable represent the principal amounts of outstanding borrowings from individuals. Interest payable represents the outstanding interest the Company owes to the individual note holders. Notes payable from individuals are not a source of financing the Company’s operations; rather, they are used to fund CDFI loans receivable (Note 3).

As of December 31, 2018, notes payable totaled $11,803,552. Notes mature in 30 months and earn interest at the rate of 2.5-2.75% per annum although the interest rate may be higher in the event a note holder provides stipulated new referral business to the Company. Additionally, the interest rate may be adjusted to the extent rates earned from loans to CDFIs vary in the future. Notes issued under Regulation D ($7,915,190 at December 31, 2018) may be rolled over for additional 30-month terms at the option of the holder. Notes provide the holder an option to call 10% of the original note balance each quarter. As a result, the Company has classified 40% of notes payable with contractual maturities of 13-30 months as a current liability on its accompanying consolidated balance sheets. As of December 31, 2018, a total of $25,000 of notes are due from related parties subject to the same terms.

As of December 31, 2017, notes payable totaled $4,581,463, of which $25,000 was due to related parties. Of the total due to related parties, $10,000 was shown as current due to the provisions described above.

As of December 31, 2018, notes payable mature as follows:

Year Ending December 31,
2019	$1,636,780
2020	5,629,107
2021	4,537,665
Total	$11,803,552

SAFEs

As of December 31, 2018, the Company has raised $1,619,500 via the issuance of SAFEs.

Under the SAFEs, the funds contributed by the investors will convert to shares of preferred stock in a priced preferred stock financing round, at a conversion price per share equal to the lesser of:

a.	the price per share of the newly issued preferred stock multiplied by the Discount Rate; or
b.	the Valuation Cap, as defined by the various agreements and described below, divided by the number of shares and potential shares of Common Stock, on a fully diluted basis, outstanding immediately prior to the preferred stock financing.

The SAFE terms vary (discount rate varies from 0% to 20%, and the Valuation Cap varies from $4,000,000 to $8,000,000). While the SAFEs remain outstanding, each SAFE holder will have the option of receiving his or her cash investment amount returned or receiving the number of shares of Common Stock purchased with his or her SAFE investment amount at the same price at which other shares of Common Stock are sold in a change of control.

If the Company dissolves or ceases operations, the SAFE holders, as a class, will have a preferential right to receive cash, up to the amount of their original investments, to the extent such funds are available to be paid, unless a SAFE holder notifies that the Company that he or she elects to receive shares of Common Stock purchased with his or her SAFE investment amount. Cash payments to SAFE investors in this situation would hold a preferential position to payments to the holders of Common Stock.

F-13

For one particular SAFE, if the SAFE has not been converted to shares of Preferred Stock after four years, that SAFE holder shall have the option of converting his SAFE investment to shares of Common Stock by purchasing the number of shares of Common Stock with his SAFE investment amount at a price equal to the Valuation Cap divided by the number of shares of stock and potential shares of stock, on a fully diluted basis, outstanding immediately prior to the conversion.

As of December 31, 2018, there has not been any priced round of preferred stock financing that would trigger a conversion of the SAFE funds to preferred stock. The SAFEs are marked-to-market each reporting period as described in Note 2. As of December 31, 2018 and 2017, management has determined that the carrying value is considered the fair value as the Company has continued to sell the SAFEs with consistent terms during 2018.

Convertible Notes

As of December 31, 2018, the Company has issued one convertible note to a related party in exchange for cash financing in the amount of $100,000. The note bears interest at a rate of four percent per annum, and matures December 18, 2020.

This note contains both optional and automatic conversion features. Automatic conversion can be triggered upon a Qualified Financing, defined as a transaction or series of transactions in which the Company sells shares of equity securities to investors resulting in not less than $1,000,000 in proceeds to the Company, excluding the effects of conversion of Convertible Instruments as defined in the convertible notes. Upon such event, the then outstanding principal amount and interest amount of the convertible note and shall convert into Equity Securities sold in the Qualified Financing at a conversion price equal to the lesser of (i) the cash price paid per share for Equity Securities by the Investors in the Qualified Financing (excluding any discount in connection with the conversion of any Convertible Instruments) multiplied by the Conversion Rate as defined in the convertible note, and (ii) the per share price equal to the quotient resulting from dividing the Valuation Cap as defined in the convertible note by the number of Fully Diluted Shares as defined in the convertible note.

If the Company issues and sells Equity Securities in an event that does not qualify as a Qualified Financing, then upon the election of the Majority Holders of the convertible notes, the outstanding principal and interest of the convertible notes shall convert under the terms described above.

If a Change of Control as defined by the terms of the convertible notes occurs while the convertible notes are outstanding, the Company shall repay the Holder from the proceeds of the Change of Control according to the terms of the convertible notes.

No convertible notes were issued in 2017.

NOTE 5 – COMMITMENTS AND CONTINGENCIES

Litigation

The Company is not currently involved with, and does not know of any pending or threatening litigation against the Company or any of its officers.

NOTE 6 – INCOME TAXES

The Tax Cuts and Jobs Act, or TCJA, reduced the U.S. maximum federal corporate income tax rate from 35% to 21%. As a result, carryforwards have been recalculated to recognize the effect of future rates on deferred tax assets and liabilities recorded in 2016 and prior years. This resulted in a reduction in the deferred tax asset of approximately $16,000 in 2017, with a corresponding decrease in the valuation allowance in the same amount, for zero net impact on the consolidated financial statements.

F-14

The following table presents the current and deferred tax provision for federal and state income taxes for the years ended December 31, 2018, and 2017:

	2018	2017
Current tax provision
Federal	$-	$-
State	800	800
Total	$800	$800

Deferred tax provision (benefit)
Federal	$(196,000)	$(85,000)
State	(82,000)	(41,000)
Valuation allowance	278,000	126,000
Total	-	-
Total provision for income taxes	$800	$800

In assessing the potential realization of these deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will be realized. The ultimate realization of deferred tax assets is dependent upon the Company attaining future taxable income during the periods in which those temporary differences become deductible. As of December 31, 2018 and 2017, management was unable to determine if it is more likely than not that the Company’s deferred tax assets will be realized, and has therefore recorded an appropriate valuation allowance against deferred tax assets at such dates.

The components of our deferred tax assets (liabilities) for federal and state income taxes consisted of the following as of December 31, 2018 and 2017:

	2018	2017
Deferred tax asset attributable to:
Net operating loss carryover	$329,000	$145,000
Temporary differences	97,000	3,000
Valuation allowance	(426,000)	(148,000)
Net deferred tax asset	$-	$-

The valuation allowance for deferred tax assets increased to $426,000 and $148,000 during the years ended December 31, 2018 and 2017, respectively.

Based on federal tax returns filed, or to be filed, through December 31, 2018, the Company has available approximately $1,103,000 in U.S. tax net operating loss carryforwards, pursuant to the Tax Reform Act of 1986, which assesses the utilization of a Company’s net operating loss carryforwards resulting from retaining continuity of its business operations and changes within its ownership structure. Net operating loss carryforwards start to expire in 2036 or 20 years for federal income and state tax reporting purposes.

The Company is subject to tax in the United States (“U.S.”) and files tax returns in the U.S. Federal jurisdiction and California state jurisdiction. The Company is subject to U.S. Federal, state and local income tax examinations by tax authorities starting in 2016. The Company currently is not under examination by any tax authority.

F-15

NOTE 7 – RELATED PARTY TRANSACTIONS

As of December 31, 2018, $25,000 of the individual notes payable are due to Company’s two co-founders and two close relatives of one of the co-founders, and $100,000 of convertible notes payable are due to a close relative of a key member of management. See Note 4 for terms.

NOTE 8 – STOCKHOLDERS’ DEFICIT

Common Stock

The Company is authorized to issue 10,000,000 shares of Common Stock, each having a par value of $0.00001. Upon Inception, and shortly after Inception, 6,000,000 shares of Common Stock were issued to the Company’s two co-founders. As of December 31, 2018 and 2017, 6,000,000 shares of Common Stock are issued and outstanding, all of which are held by the Company two co-founders who remain active in the daily operations of the Company.

Stock Options

In 2018, the Company’s Board of Directors adopted the CNote Group, Inc. 2018 Equity Incentive Plan (the “2018 Equity Incentive Plan”). The 2018 Equity Incentive Plan provides for the grant of equity awards to employees, and consultants, including stock options, stock appreciation rights and other stock or cash-based awards. Up to 1,500,000 shares of our Common Stock may be issued pursuant to awards granted under the 2018 Equity Incentive Plan. The 2018 Equity Incentive Plan is administered by our Board of Directors, has no fixed expiration date, and may be amended, suspended, or terminated by the Board at any time.

In 2018, the Company granted 412,500 stock options under the 2018 Equity Incentive Plan to various advisors and employees. The granted options had an exercise price of $0.04, expire in ten years from the date of the grant, and ranged from 100% immediate vesting to vesting over a four-year period. The stock options were valued at a total grant date fair value of $8,250 using the Black-Scholes pricing model as indicated below:

December 31, 2018
Expected life (range)	5.0-5.8 years
Risk-free interest rate (range)	2.8-2.9%
Expected volatility	56.8%
Annual dividend yield	0%

The expected term of employee stock options is calculated using the simplified method which takes into consideration the contractual life and vesting terms of the options.

The risk-free interest rate assumption for options granted is based upon observed interest rates on the United States government securities appropriate for the expected term of the Company's employee stock options.

The Company determined the expected volatility assumption for options granted using the historical volatility of comparable public companies’ common stock. The Company will continue to monitor peer companies and other relevant factors used to measure expected volatility for future stock option grants, until such time that the Company’s Common Stock has enough market history to use historical volatility.

The dividend yield assumption for options granted is based on the Company's history and expectation of dividend payouts. The Company has never declared or paid any cash dividends on its Common Stock, and the Company does not anticipate paying any cash dividends in the foreseeable future.

Management estimated the fair value of Common Stock by looking at a market approach which takes into consideration the value of development to date and subscriber base.

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Stock Purchase Warrants

In 2018, the Company granted to an advisor a Common Stock Purchase Warrant for the purchase of 18,750 shares at a purchase price of $0.04 per share. The term of the warrant was ten years. The warrant was valued at a total grant date fair value of $375 using the Black-Scholes pricing model as indicated below.

December 31, 2018
Expected life (years)	5.0
Risk-free interest rate	2.9%
Expected volatility	56.8%
Annual dividend yield	0%

The expected term, risk-free interest rate, expected volatility, and dividend yield assumptions used in pricing the warrants granted were derived as described above for options granted.

No stock-based awards were issued in the year ended December 31, 2017.

Share-Based Awards Available for Grant

A summary of share-based awards available for grant under our 2018 Equity Incentive Plan for the year ended December 31, 2018 was as follows:

Shares Available for Grant
Authorized at inception of plan	1,500,000
Options granted	(412,500)
Balance at December 31, 2018	1,087,500

Stock Option Activity and Related Share-Based Compensation Expense

A summary of stock option activity for the year ended December 31, 2018 was as follows:

	Options Outstanding
	Number of Shares	Weighted Average Exercise Price Per Share	Weighted Average Remaining Contractual Life (in Years)
Balance at December 31, 2017	-	$-	-
Granted	412,500	0.04	10.0
Exercised	-	-	-
Canceled or expired	-	-	-
Balance at December 31, 2018	412,500	$0.04	9.5

At December 31, 2018, options for the purchase of 180,473 shares at a weighted average price of $0.04 per share were vested and exercisable.

Expense for the issuance of stock options and warrants for the years ended December 31, 2018 and 2017 was $3,984 and $0, respectively.

F-17

The Company will recognize the remaining value of the options and warrants through 2021 as follows:

2019	$1,875
2020	1,672
2021	1,093
$4,640

The Company recognizes stock option forfeitures as the occur, as there is insufficient historical data to accurately determine future forfeiture rates.

NOTE 9 – SUBSEQUENT EVENTS

Subsequent to December 31, 2018, the Company issued several additional convertible notes in exchange for $637,000 of cash financing. Thus, the total amount of cash financing from convertible note investors totals $737,000 through the date of these consolidated financial statements. The new convertible notes have terms similar to the convertible note issued prior to December 31, 2018 as disclosed in Note 4.

Subsequent to December 31, 2018, Common Stock purchase warrants for the purchase of 18,750 common shares at a purchase price of $0.04 per share were exercised by the warrant holder.

Effective April 15, 2019, the Company has granted incentive stock options for the purchase of 11,250 shares of Common Stock at a purchase price of $0.04 per share. These options will vest over a four-year period and will expire in ten years.

The Company has evaluated subsequent events that occurred after December 31, 2018 through April 30, 2019, the issuance date of these consolidated financial statements. There have been no other events or transactions during this time which would have a material effect on these consolidated financial statements, other than those disclosed.

F-18

Item 8.	EXHIBITS

Exhibit Number	Description	Incorporated by Reference
2.1	Certificate of Incorporation.	Exhibit 2.1 to Offering Statement filed March 22, 2017 (File no. 024-10686)
2.2	Bylaws.	Exhibit 2.2 to Offering Statement filed March 22, 2017 (File no. 024-10686)
3.1	Form of CNote Note.	Exhibit 3.1 to Offering Statement filed March 22, 2017 (File no. 024-10686)
3.2	Form of SAFE.	Exhibit 3.2 to Offering Statement filed May 31, 2017 (File no. 024-10686)
3.3	Form of Convertible Note
4.1	Form of Subscription Agreement.	Exhibit 4.1 to Offering Statement filed March 22, 2017 (File no. 024-10686)
6.1	Form of Master Promissory Note.	Exhibit 15.1 to Offering Statement filed March 22, 2017 (File no. 024-10686)

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SIGNATURES

Pursuant to the requirements of Regulation A, the issuer has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized authorized in the City of Oakland, State of California, on the 30th day of April, 2019.

CNOTE GROUP, INC. By: /s/ Catherine Berman Name: Catherine Berman Title: President and Chief Executive Officer

Pursuant to the requirements of Regulation A, this report has been signed below by the following persons on behalf of the issuer and in the capacities and on the dates indicated.

Name and Signature	Title	Date

/s/ Catherine Berman	President, Chief Executive Officer,	April 30, 2019
Catherine Berman	Co-Founder, Director, Principal Executive Officer

/s/ Yuliya Tarasava	Chief Operating Officer, Co-Founder, Treasurer, Secretary, Director, Principal Financial and	April 30, 2019
Yuliya Tarasava	Accounting Officer

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